Exhibit 107

Calculation of Filing Fee Table

Form S-3
(Form Type)

FTAI Infrastructure Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities and Carry Forward Securities

Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fees to Be Paid	Equity	Common Stock, par value $0.01 per share	457(o)	(1)(2)	(3)
Fees to Be Paid	Equity	Preferred Stock, par value $0.01 per shar	457(o)	(1)(2)	(3)
Fees to Be Paid	Equity	Depositary Shares(4)	457(o)	(1)(2)	(3)
Fees to Be Paid	Debt	Debt Securities	457(o)	(1)(2)	(3)
Fees to Be Paid	Other	Warrants	457(o)	(1)(2)	(3)
Fees to Be Paid	Other	Subscription Rights	457(o)	(1)(2)	(3)
Fees to Be Paid	Other	Purchase Contracts	457(o)	(1)(2)	(3)
Fees to Be Paid	Other	Purchase Units(4)	457(o)	(1)(2)	(3)
Fees to Be Paid	Unallocated (Universal Shelf)	—	457(o)	(1)(2)	(3)	$75,000,000.00	$0.0001102	$8,265.00
Fees to Be Paid	Equity	Common Stock, par value $0.01 per share	457(c)	15,186,086(2)(6)	$2.76 (7)	$41,913,597.36	$0.0001102	$4,618.88
Fees Previously Paid	—	—	—	—	—	—	—	—
Total Offering Amounts						$116,913,597.36	0.0001102	$12,883.88
Total Fees Previously Paid								—
Total Fee Offsets								—
Net Fee Due								$12,883.88

(1)
FTAI Infrastructure Inc. (the “Company”) is hereby registering an indeterminate amount and number of each applicable identified class of the identified securities up to a proposed maximum aggregate offering price of $75,000,000, which may be offered from time to time at indeterminate prices, including securities that may be purchased by underwriters. The Company has estimated the proposed maximum aggregate offering price solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended (the “Securities Act”). Securities registered hereunder may be sold separately, together or as units with other securities registered hereunder.

(2)
Pursuant to Rule 416 under the Securities, this registration statement shall also cover any additional shares of the registrant’s securities that become issuable by reason of any share splits, share dividends or similar transactions

(3)
Estimated solely for the purpose of calculating the registration fee. No separate consideration will be received for shares of common stock that are issued upon conversion of debt securities or preferred stock or upon exercise of common stock warrants registered hereunder. The aggregate maximum offering price of all securities issued pursuant to this registration statement will not exceed $75,000,000.

(4)
Each depositary share will be issued under a deposit agreement and will be evidenced by a depositary receipt. In the event the Company elects to offer to the public fractional interests in shares of the preferred stock registered hereunder, depositary receipts will be distributed to those persons purchasing such fractional interests, and shares of preferred stock will be issued to the depositary under the deposit agreement. No separate consideration will be received for the depositary shares.

(5)	Any securities registered under the registration statement may be sold separately or as units with other securities registered under the registration statement.

(6)
Represents the shares of common stock, $0.01 par value per share of the Company that will be offered for resale by the selling stockholders pursuant to the prospectus included in the registration statement to which this exhibit is attached.

(7)
Estimated solely for the purpose of calculating the registration fee. This registration fee has been calculated pursuant to Rule 457(c) of the Securities Act, based upon the average of the high and low prices of the Company’s common stock on November 17, 2022, as reported by the Nasdaq Global Select Market, which was $2.76.

Carry Forward Securities

N/A

Table 2: Fee Offset Claims and Sources

N/A

Table 3: Combined Prospectuses

N/A